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                 CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION

                                          OF

                                 JAVA CENTRALE, INC.


The undersigned hereby certify that

1. They are the President and the Secretary, respectively, of Java Centrale, Inc., a California corporation.

2. Article III of the Articles of Incorporation of this corporation is amended, to read in its entirety as follows.

                                         III

         (a) The corporation is authorized to issue two classes of stock, which shall be designated respectively "Common Stock" and "Preferred Stock."

         (b) The number of shares of Common Stock which the corporation is authorized to issue is 50,000,000.

         (c) The number of shares of Preferred Stock which the corporation is authorized to issue is 25,000,000. The Preferred Stock may be issued in one or more series. The Board of Directors is authorized to fix the number of any such series of Preferred Stock and to determine the designation of any such series. The Board of Directors is further authorized to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issuance of shares of that series.

3. Article IV of the Articles of Incorporation of this corporation is stricken from the corporation's Articles of Incorporation in its entirety.

4. On the amendment of the foregoing Articles, each outstanding share of the corporation's Common Stock shall be subjected to a reverse stock split and converted into one-tenth of one share of Common Stock.

5. The foregoing amendments of the Articles of Incorporation have been duly approved by the Board of Directors.

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                CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
                                OF JAVA CENTRALE, INC.
                                     (CONTINUED)


6. The foregoing amendments of the Articles have been duly approved by the required vote of the shareholders in accordance with Section 903 of the California Corporations Code. The total number of outstanding shares of the corporation is 23,005,044. The number of shares voting in favor of the amendments equaled or exceeded the vote required. The percentage vote required was more than 50%. No shares of Preferred Stock were outstanding.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.


Date:  November 25, 1997
                                       /s/ GARY C. NELSON
                                       ---------------------------
                                       Gary C. Nelson, President



                                       /s/ BRADLEY B. LANDIN
                                       ---------------------------
                                       Bradley B. Landin, Secretary


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